Exhibit 99.1

Barfresh Provides Second Quarter 2020 Results and Update on Recent Business Expansion

LOS ANGELES, Calif., August 13, 2020 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend and ready-to-drink beverages, is providing an update on recent business expansion in conjunction with the filing of its form 10-Q for the second quarter ended June 30, 2020.

Year-to-Date Accomplishments

●	Entered into a strategic relationship with Smart Beverage:

	o	Smart Beverage will only distribute Barfresh’s beverage products to all of its existing and new customers. Smart Beverage currently has 1,000 frozen beverage machines in operation in over 800 schools and approximately another 600 customers it expects to install equipment and begin receiving Barfresh product once schools reopen and normal school operations resume. Barfresh products will be sold to approximately 1,400 schools as Smart Beverage replaces its previous frozen beverage offerings with Barfresh’s leading suite of healthy beverages. This relationship is expected to deliver incremental growth to both Barfresh and Smart Beverage and is initially expected to generate approximately $1 million to $2 million on an annual basis in the current COVID-19 environment and $2 million to $3 million annually in a normal operating environment, excluding COVID-19.

	o	Smart Beverage also owns, operates and provides repair support for a wide network of Bunn smoothie machines for their customers. Smart Beverage has 1,000 existing smoothie machines in operation with 3,000 machines ready for deployment. Barfresh will now be able to focus on its strength of developing innovative beverages for all channels as Smart Beverage will manage, maintain, store, and deliver the equipment needed for Barfresh’s products to their new and replacement accounts.

●	Recently launched new 100% Juice Concentrates primarily for school customers:

	o	The new WHIRLZ 100% Juice Concentrates come in 10 exciting flavors, including a first to market premium Mango flavor, contain no added sugars and are a good source of Vitamin C. The new 5:1 juice concentrates complement the Company’s current existing 1:1 Bulk Easy Pour products used in beverage dispensing equipment. Barfresh will be teaming with Smart Beverage to distribute this high quality product as the Company will initially target elementary and secondary schools across the country. This premium range of products offers a more affordably priced product that responds to the needs of the schools to serve a wider range of options at various price points. Although many school districts are still determining how schools will open, the WHIRLZ 100% Juice Concentrates are a great addition to the Barfresh offering, which includes the Company’s grab-and-go offering Twist & Go, as well as 1:1 Bulk Easy Pour and single serve products. Barfresh is positioned to support any kind of back to school opening with USDA reimbursable and Smart Snack compliant products.

●	Introduced a ready-to-drink bottled smoothie line, Twist & Go:

	o	Twist & Go is already in many schools and is currently slated to serve product to over 200 schools in the upcoming school year. This new offering dramatically increases the Company’s growth opportunities in the school channel as it enables Barfresh to expand with entire school districts instead of school by school. The product serves as a complement to the Company’s Bulk Easy Pour product with no customer equipment required.

●	Continued to improve costs:

	o	The Company continued to significantly reduce core operating expenses during the first half of the year, with a 39% reduction year-to-date in general and administrative (G&A) expenses. The Company expects continued expense leverage as it implements the cost reduction improvements initiated in 2019 and at the beginning of 2020.

●	Improved financial strength:

	o	The Company raised approximately $5.87 million financing, of which $3.825 million is for growth capital and approximately $2.0 million came from the conversion of existing debt.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Despite the challenging business environment, our Company has continued to stay focused on making headway in the school channel by expanding our product offerings with Twist & Go and WHIRLZ 100% Juice Concentrates. We also are expanding our sales reach with a strategic relationship with Smart Beverage. We believe we are in a position to meaningfully increase our market share and capture more demand in this channel regardless if schools have a full reopening or if it is only a partial opening due to COVID-19.”

Mr. Delle Coste continued, “The Company has also continued to deliver significant cost savings with a year-to-date reduction in G&A of $1.48 million, or 39%, compared to the prior year, helping position us for strong margin improvement once our sales volume returns. As a result of the cost reduction measures we began to implement last year and our diverse sales channels, our Company is positioned to navigate through these unprecedented times and emerge poised for continued growth and expansion.”

COVID-19 Commentary

Barfresh is committed to the safety and well-being of its employees as the Company continues to navigate the challenges presented by COVID-19. As previously stated in the Company’s first quarter press release on June 25, 2020 the Company has been impacted by COVID-19 causing most of Barfresh’s customers to temporarily close their doors or significantly reduce operations, leading to cancellations of orders. The pressure on sales experienced in the first quarter continued into the second quarter. However, in recent weeks as various states have started the process of reopening, Barfresh has begun to see a lift in customer orders, albeit at a reduced quantity and rate compared to pre-pandemic levels. The Company expects it to take time before foot traffic and business openings are back to a consistent and meaningful level for the Company. Barfresh will continue to closely monitor the situation and make real-time decisions believed to be in the best interest of the Company and all its stakeholders.

Financial Results

Revenue for the second quarter of 2020 was $506,000, compared to $1.4 million in the second quarter of 2019. The decline in revenue is primarily the result of decreased sales in the Company’s single and bulk serve product due to COVID-19 caused by the temporary closure of businesses that serve the Company’s products. Gross margin for the second quarter of 2020 was 23%, compared to last year’s second quarter gross margin of 62%. The decline in gross margin was primarily due to product mix and the startup expenses for the Company’s new products, Twist & Go and WHIRLZ 100% Juice Concentrates. The Company expects gross profit margins for the second half of 2020 to be consistent with the first of the year at approximately 40%. Operating loss for the second quarter of 2020 was relatively in-line with the prior year quarter at $1.1 million. The cost improvement initiatives the Company introduced in 2019 and beginning of 2020 helped lower G&A expenses in the quarter by 39%, but were not enough to offset the decline in net sales due to COVID-19.

As of June 30, 2020, the Company had approximately $3.4 million of cash, and approximately $0.8 million of inventory on its balance sheet. Additionally, the Company announced on March 20, 2020 that it had entered into binding definitive agreements for approximately $5.87 million financing, through the combination of an aggregate sale of approximately $5.87 million of common stock at $0.50 per share with 50% warrant coverage with an exercise of $0.60 per share. Concurrent with the offering, the Company also reduced its overall debt by approximately $2.0 million through holders converting their existing debt into the Company’s current offering of its common stock and warrants.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the cash flow of the Company. The primary factors in reconciling these items are non-cash costs, including stock compensation, stock issued for services, and gain or loss on the sale of derivatives. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.

Adjusted EBITDA increased to a loss of $888,000 for the second quarter of 2020, compared to a loss of $705,000 for the second quarter of 2019. A reconciliation of Adjusted EBITDA to net (loss) is provided below.

Barfresh Food Group Inc.

Condensed Consolidated Statements of Operations

For the six months ended June 30, 2020 and 2019

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019

Net (loss)	$(1,179,520)	$(573,916)	$(1,922,586)	$(3,421,178)

Depreciation and Amortization	153,500	155,074	303,648	357,051
Interest	63,483	282,814	358,877	645,887
EBITDA	(962,537)	(136,028)	(1,260,061)	(2,418,240)

Stock based compensation	55,812	134,607 *	194,524	271,499
Stock issued for Services	25,000	95,000 **	37,500	226,040
(Gain)/loss from debt extinguishment	-	-	(379,200)	-
(Gain)/Loss on Sale of Derivatives	(6,197)	(798,746)	(157,099)	(85,274)
Adjusted EBITDA	$(887,922)	$(705,167)	$(1,564,336)	$(2,005,975)

*Stock based compensation issued to employees

** Stock based payment issued to directors and third party services

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, August 13, 2020, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, CEO; Joseph Cugine, President; and Raffi Loussararian, Vice President of Finance.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, August 27, 2020. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13708160.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Media

Erin Fasano

VP of Marketing, Barfresh Food Group, Inc.

Phone 310-873-3172

Email erinf@barfresh.com

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com